Exhibit 10.2

TORNIER N.V.
2010 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR FRANCE

INTRODUCTION.  Pursuant to Section 14(a) of the Tornier N.V. 2010 Employee Stock Purchase Plan (the “Plan”), on this 4rth day of August, 2011, the Company’s Board of Directors hereby establishes a sub-plan of the Plan which is not intended to satisfy the requirements of Section 423 of the Code for Employees of Designated Subsidiaries located in the Applicable Country as of the Effective Date set forth herein (the “Sub-Plan”).

DEFINITIONS.  Any term not expressly defined in the Sub-Plan shall have the same definition as defined in the Plan. Whenever the following words and phrases are used in the Sub-Plan, they shall have the respective meanings set forth below:

“Applicable Country” means France.

“Effective Date” means October 1, 2011.

“Eligible Employee” means an individual who, on an Enrollment Date, is an Employee of a Designated Subsidiary; provided, however that an Employee who, immediately after an option is granted to him under the Sub-Plan, would own shares of Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary (as determined under Section 423(b)(3) of the Code) shall not be treated as an Eligible Employee.  For the sake of clarity, “Eligible Employee” shall include any individual who is classified as a part-time Employee or a temporary Employee on the payroll records of a Designated Subsidiary.

“Employee” means a person treated as an employee of a Designated Subsidiary under the local laws, rules and regulations in the Applicable Country.  A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the Subsidiary employing the employee ceasing to be a Designated Subsidiary.  For purposes of the Sub-Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave, or other bona fide leave of absence approved by the Designated Subsidiary of ninety (90) days or less. In the event an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment is guaranteed either by statute or by contract.  The Designated Subsidiary shall determine in good faith and in the exercise of its sole discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s participation in or other rights, if any, under the Sub-Plan as of the time of the Designated Subsidiary’s determination, all such determinations shall be final, binding and conclusive, notwithstanding any contrary determination made by any governmental agency or regulatory body in the Applicable Country.

“Designated Subsidiary” means any Subsidiary of the Company established under the laws of the Applicable Country and designated by the Board, in its sole and absolute discretion, as a corporation that may offer Plan participation to its Eligible Employees via this Sub-Plan.  For the sake of clarity, as of the Effective Date, a Designated Subsidiary shall include Tornier SAS.

TERMINATION INDEMNITIES.  Participation in the Sub-Plan is voluntary.  The value of all benefits acquired under the Sub-Plan is an extraordinary item of compensation outside the scope of the Participant’s employment with a Designated Subsidiary.  The value of all benefits acquired under the Sub-Plan is not part of normal or expected compensation of a Participant for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

COMPLIANCE WITH LAWS.  As a condition of the purchase of shares of Stock under the Sub-Plan, the Participants shall be required to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Sub-Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Sub-Plan) in accordance with local foreign exchange rules and regulations in the Applicable Country.  In addition, Participants shall be required to take any and all actions, and consent to any and all actions taken by the Company and any Designated Subsidiary, as may be required to allow the Company and any Designated Subsidiary to comply with local laws, rules and regulations in the Applicable Country.  Finally, the Participants shall be required to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Applicable Country).

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